Exhibit 99.1

NOTICE OF BLACKOUT PERIOD TO DIRECTORS
AND EXECUTIVE OFFICERS OF SOVEREIGN BANCORP, INC. AND SOVEREIGN BANK

Notice Date: August 27, 2004

     To effectuate a change in administrative service providers for the Sovereign Bancorp, Inc. 401(k) Retirement Plan (the “401(k) Plan”) and to complete the merger of the Sovereign Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) into the 401(k) Plan, the 401(k) Plan will be subject to a blackout period (the “Blackout Period”) beginning at 3:00 p.m. E.T. on October 25, 2004, and continuing through on or about November 15, 2004. This Blackout Period will occur wholly within the same time period as the ESOP blackout period (the “ESOP Blackout Period”), which was previously communicated to you by notice dated July 23, 2004.

     During the Blackout Period, participants in the 401(k) Plan will be temporarily prevented from initiating any transactions in their 401(k) Plan accounts, including changes in contributions and investments, and initiating loans, withdrawals, or distributions. Because the 401(k) Plan offers Sovereign Bancorp, Inc.(“Sovereign”) common stock as an investment option, you, as a executive officer or director of Sovereign or Sovereign Bank, may be subject to the restrictions of Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as described more fully below.

     Under Section 306(a) of Sarbanes-Oxley and Section 101(a) of Regulation BTR, promulgated thereunder, each director and executive officer of Sovereign or Sovereign Bank subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of Sovereign during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of Sovereign or Sovereign Bank. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of Sovereign (or exercise any options) that you acquired in connection with your service as a director or executive officer of Sovereign or Sovereign Bank. Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Sovereign securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the Sovereign Bancorp, Inc. Employee Stock Purchase Plan or the 401(k) Plan.

     The foregoing prohibition is in addition to the restrictions on trading activity under Sovereign’s Policy on Personal Securities Transactions. Note, however, that this Notice imposes no additional restrictions on your trading activity during the Blackout Period that are not now in effect as a result of the ESOP Blackout Period.

     Note that any security of Sovereign that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with Sovereign unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

     If you have any questions about this notice or the Blackout Period, you should contact David A. Silverman, Esquire, Senior Vice President, General Counsel and Secretary, Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, PA 19610, 610-208-6120, dsilverm@sovereignbank.com.

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